Exhibit 23.1

FAX (713) 651-0849

1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651 9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to: (a) the use of our reports setting forth our estimates of proved reserves and future revenues, as of December 31, for the years 2007, 2006 and 2005 to the interest of Apco Argentina Inc. in certain oil and gas properties; and (b) all references to our firm included in or made a part of Apco Argentina Inc. Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
February 18, 2008

1233 (illegible)	CALGARY, ALBERTA (illegible)	TEL: (403) 262-8799	(illegible)
321 17TH STREET, SUITE 1350	DENVER, COLORADO (illegible)	TEL: (303) 693-9147	(illegible)